UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2018
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Quantum Corporation
(Exact name of registrant as specified in its charter)
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Delaware	1-13449	94-2665054
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

224 Airport Parkway, Suite 550, San Jose, California (Address of principal executive offices)	95110 (Zip Code)
(408) 944-4000 (Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities

On February 6, 2018, Quantum Corporation (the “Company”) communicated to its employees workforce reductions and related actions that, combined with other recent actions, eliminate approximately 200 positions. These reductions are part of the Company’s previously announced transformation work to rationalize the Company’s cost structure. These actions are expected to be completed by September 30, 2018, with the majority occurring prior to the fiscal year ending March 31, 2018. The Company’s preliminary estimate of the charges associated with this restructuring initiative is approximately $12 million, consisting of approximately $9 million relating to one-time termination severance and benefits and $3 million related to facilities closures. Substantially all of these charges will result in future cash expenditures.

Item 8.01 Other Events

On February 8, 2018, the Company issued a press release: i) reporting the postponement of the release of the Company's fiscal third quarter 2018 results and its earnings conference call; ii) providing an update on its ongoing business transformation and cost savings initiative; and iii) announcing that the Company and its senior lenders have signed a term sheet to provide additional financial flexibility under its credit facility. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description
99.1	Press Release dated February 8, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

/s/ SHAWN D. HALL
Shawn D. Hall
Senior Vice President, General Counsel and
Secretary

Dated: February 8, 2018

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated February 8, 2018